UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 5, 2014

PCTEL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 Brighton Drive

Bloomingdale, Illinois 60108

(Address of Principal Executive Offices, including Zip Code)

(630) 372-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2014, the Board of Directors appointed Mr. M. Jay Sinder to the Board of Directors of the Company as a Class II Director whose term will expire at the 2016 annual meeting. Mr. Sinder will fill the position on the Board which was vacated by Ms. Carolyn Dolezal when she resigned from the Board to join the Company’s executive team. Mr. Sinder will serve on the Audit Committee. In connection with his service on the Board, Mr. Sinder will receive a one-time grant of restricted shares equivalent to $50,000 based upon the closing price of PCTEL common stock as represented by NASDAQ as of his first date of service. In addition, Mr. Sinder will receive a pro-rata portion of the annual cash retainer ($25,000 per year) and the annual grant of PCTEL common stock received by all directors (with a value equivalent to $35,000 per year based upon the closing price of PCTEL common stock as represented by NASDAQ as of the date of the annual meeting), as well as a fee for serving on the Audit Committee and for attendance at Board and committee meetings, all as described in Item 10 of PCTEL’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014. There are no arrangements or understandings between Mr. Sinder and any Board member or other person pursuant to which Mr. Sinder was selected to serve as a director of the Company, nor is he a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Exhibits.

(d)	Exhibits.

Exhibit 99.1	-	Press release dated December 5, 2014 announcing the appointment of Mr. Jay Sinder to the Board of Directors of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2014

PCTEL, INC.

By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer